                                                                   EXHIBIT 21.1.

                              LIST OF SUBSIDIARIES

Cypress Communications, Inc.

Cypress Communications Operating Company, Inc.

Cypress Communications Holding Company of Virginia, Inc.

Cypress Communications International, Inc.

Cypress Canada, Inc.

RealTel de Argentina, S.A.

RealTel do Brasil, S.A.